UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 15, 2019

Remark Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33720	33-1135689
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3960 Howard Hughes Parkway, Suite 900 Las Vegas, NV		89169
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 702-701-9514

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 15, 2019, Remark Holdings, Inc. (“Remark”, “we”, “us” or “our”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with VDC-MGG Holdings LLC, a Delaware limited liability company (“Purchaser”). Pursuant to the terms of the Purchase Agreement, we agreed to sell to Purchaser all of the issued and outstanding membership interests of Vegas.com, LLC (“Vegas.com”), for an anticipated enterprise value of approximately $45 million (the “Transaction”). The cash proceeds of the Transaction will be used to pay amounts due under that certain Financing Agreement dated as of September 24, 2015 (as amended, the “Financing Agreement”), by and among us and certain of our subsidiaries as borrowers, certain of our subsidiaries as guarantors, the lenders from time to time party thereto (the “Lenders”), and MGG Investment Group LP (“MGG”), in its capacity as collateral agent and administrative agent for the Lenders, of which approximately $10,000,000 will remain outstanding after giving effect to the application of such cash proceeds. The Purchaser is an affiliate of MGG.

The Purchase Agreement contains representations, warranties, covenants, indemnification provisions and closing conditions customary for transactions of this type. The Purchase Agreement also contains a restriction on Vegas.com making any payment or transfer of funds, cash or any other asset to us or our other subsidiaries in excess of $150,000 in the aggregate in any 30-day period from and after the date of the Purchase Agreement. Additionally, the Purchase Agreement contains the following closing conditions, among others: (i) Vegas.com’s purchasing at its expense a six-year tail directors’ and officers’ liability insurance policy; (ii) with respect to certain intellectual property license agreement pursuant to which certain intellectual property is licensed to Vegas.com, execution and delivery of an assignment of such agreement by the licensor party to such agreement to the record owner of the relevant intellectual property; and (iii) approval of the Transaction by the holders of a majority of our outstanding shares of common stock (“Stockholder Approval”). Under the Purchase Agreement, we also agreed that we will not, and we will cause Vegas.com not to, engage in certain transactions or take certain actions prior to closing without Purchaser’s prior written consent.

The Purchase Agreement is subject to customary termination provisions, and also may be terminated (i) by Purchaser, if we do not file a preliminary proxy statement related to the Purchase Agreement with the Securities and Exchange Commission (the “SEC”) within five business days after the date of the Purchase Agreement, (ii) by either party, if our stockholders vote on approval of the Purchase Agreement and the Transaction at a stockholder meeting held for such purpose (the “Special Meeting”) and Stockholder Approval is not obtained, (iii) by either party, if the closing does not occur before June 15, 2019, which deadline may be extended by Purchaser in its sole discretion to August 15, 2019 if Stockholder Approval is not obtained by June 15, 2019, or (iv) by either party, if our board of directors (the “Board”) makes a “Seller Adverse Recommendation Change” (as defined in the Purchase Agreement) in accordance with the terms of the Purchase Agreement, which may relate to, among other things, the Board’s approval of an alternative third party acquisition proposal. The Board’s ability to make a Seller Adverse Recommendation Change is subject to the Board’s determination, after consultation with independent financial advisors and outside legal counsel, that the failure to make such a Seller Adverse Recommendation Change would be inconsistent with the Board’s fiduciary duties under applicable law. Additionally, before the Board can make a Seller Adverse Recommendation Change, we are required to give Purchaser notice and, if and to the extent desired by Purchaser, negotiate with Purchaser in good faith to make adjustments to the terms of the Purchase Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed herewith as Exhibit 2.1 and is incorporated herein by reference. We have included the Purchase Agreement to provide investors and stockholders with information regarding its terms, but not to provide any other factual information about us, Vegas.com or Purchaser. The Purchase Agreement contains representations and warranties that the parties to the Purchase Agreement made to and solely for the benefit of each other, and the assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Purchase Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Purchase Agreement and are modified in important part by the underlying disclosure schedules.

In connection with our entry into the Purchase Agreement, in its capacity as administrative agent and collateral agent for the Lenders, MGG entered into a letter agreement with us in which MGG (a) consented to the Transaction, or to an alternative transaction to sell all of the issued and outstanding membership interests of Vegas.com under certain limited conditions (an “Alternative Transaction”) and (b) agreed it is willing to forbear from taking enforcement actions under the Financing Agreement and applicable law, effective on such date as we pay certain outstanding costs and expenses of the Lenders payable under the Financing Agreement, through up to June 4, 2019. The forbearance will terminate early under certain circumstances, including but not limited to the following: (i) if any event of default occurs under the Financing Agreement, other than those previously specified by us to the Lenders; (ii) if we or Vegas.com breach or default under the Purchase Agreement; (iii) if the Purchase Agreement is terminated for any reason other than for us to enter into an agreement with respect to an Alternative Transaction under the conditions specified in the Purchase Agreement; (iv) if we do not file a preliminary proxy statement with the SEC within five business days after the date of the Purchase Agreement; (v) if we do not file a definitive proxy statement with the SEC within three business days after expiration of the required 10-day waiting period after filing the preliminary proxy statement, or if we receive SEC comments, on the earlier of (x) three business days after resolution of such comments and (y) April 24, 2019; (vi) if we do not hold the Special Meeting within 40 calendar days after the filing of the definitive proxy statement with the SEC; and (vii) if the Transaction does not close in accordance with the Purchase Agreement within one business day after the Special Meeting. The letter agreement with MGG also (i) restricts Vegas.com from transferring cash or other assets to us or our other subsidiaries in excess of $150,000 in any 30-day consecutive period, (ii) restricts us and our domestic subsidiaries from transferring cash or other assets to our foreign subsidiaries in excess of $10,000, other than the transfer of cash proceeds from certain future equity issuances and (iii) requires us to deliver to MGG a rolling 13-week cash flow forecast each week.

If MGG’s forbearance expires, as a result of existing events of default under the Financing Agreement (as previously disclosed in our filings with the SEC), the Lenders may declare our obligations under the Financing Agreement, including all unpaid principal and interest, due and payable immediately and exercise such other rights available to them under the Financing Agreement, which could have a material adverse effect on our financial condition. Additionally, in connection with our entry into the Purchase Agreement, we are in discussions with MGG regarding a resolution of the existing events of default under the Financing Agreement and an amendment to the Financing Agreement, anticipated to be entered into at the closing of the Transaction. We cannot provide any assurance that we will be successful in completing the Transaction or resolving the existing events of default under the Financing Agreement, or that the Lenders will forebear from taking any enforcement actions against us.

On March 15, 2019, concurrently with our entry into the Purchase Agreement, Purchaser entered into a Voting Agreement with Kai-Shing Tao, our Chief Executive Officer, and certain of his affiliates (collectively, the “Stockholders”), pursuant to which the Stockholders have agreed, among other things, to vote the shares beneficially owned by the Stockholders in favor of the adoption of the Purchase Agreement and the Transaction. The Stockholders beneficially own approximately 14.8% of our common stock outstanding.

Item 8.01.	Other Events.

On March 19, 2019, we issued a press release announcing the events described in Item 1.01. A copy of the press release is attached hereto as Exhibit 99.l and is incorporated herein by reference.

Important Information for Investors and Stockholders

This report may be deemed solicitation material in respect of the proposed transaction. In connection with the proposed transaction, Remark Holdings, Inc. (the “Company”) will file relevant materials with the SEC, including a definitive proxy statement that will be mailed to stockholders of the Company. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the proxy statement (when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov. In addition, the proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website at www.remarkholdings.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants

The Company and its directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on April 2, 2018 and its proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on April 18, 2018. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. You may obtain these documents (when they become available) free of charge through the website maintained by the SEC at www.sec.gov.

Cautionary Note Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of federal securities laws. The Company’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to their beliefs, plans, goals, objectives, expectations, anticipations, assumptions, estimates, intentions and future performance, as well as anticipated financial impacts of the proposed transaction, the satisfaction of the closing conditions to the proposed transaction and the timing of the completion of the proposed transaction. Forward-looking statements involve significant known and unknown risks, uncertainties and other factors, which may cause their actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Most of these factors are outside the parties’ control and are difficult to predict. The risks and uncertainties referred to above include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreements for the proposed transactions or could otherwise cause the proposed transactions to fail to close; (2) the outcome of any legal proceedings that may be instituted against the Company following the announcement of the transaction agreements and the proposed transactions; (3) the inability to complete the proposed transactions, including due to failure to obtain approval of the stockholders of the Company or other conditions to closing in transaction agreements; (4) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed transactions; (5) the risk that the proposed transactions disrupt current plans and operations as a result of the announcement and consummation of the proposed transactions; (6) the ability to recognize the anticipated benefits of the proposed transactions; (7) costs related to the proposed transactions; (8) changes in applicable laws or regulations; (9) the possibility that the Company may be adversely affected by other economic or business conditions, and/or competitive factors; and (10) other risks and uncertainties detailed from time to time in the Company’s filings with the SEC, including the Company’s annual report on Form 10-K for the year ended December 31, 2017. These risks could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Unless otherwise required by applicable law, the Company assumes no obligation to update the information contained in this report, and expressly disclaim any obligation to do so, whether as a result of new information, future events or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
2.1	Membership Interest Purchase Agreement, dated as of March 15, 2019, by and between VDC-MGG Holdings LLC and Remark Holdings, Inc.*
99.1	Press release dated March 19, 2019.

* Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. We agree to furnish supplementally a copy of any omitted schedule to the SEC upon request.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Remark Holdings, Inc.

Date:	March 19, 2019	By:	/s/ Alison Davidson
		Name:	Alison Davidson
		Title:	Interim Chief Financial Officer